Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.1

Tonix Pharmaceuticals Enrolls First Participant in the “RECOVERY” Study -- a New Phase 3 Trial of

Tonmya® for the Treatment of Posttraumatic Stress Disorder

Topline Data Expected First Half 2020

NEW YORK, March 11, 2019 (GLOBE NEWSWIRE) -- Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company) a clinical-stage biopharmaceutical company focused on developing pharmaceutical products to treat serious neuropsychiatric conditions and biological products to improve biodefense, announced today that the first participant was enrolled in the RECOVERY study, a new Phase 3 study of Tonmya* (cyclobenzaprine HCl sublingual tablets) 5.6 mg for the treatment of posttraumatic stress disorder (PTSD).

“Tonix is committed to improving the lives of the millions who suffer from PTSD, especially military-related PTSD, and enrolling the first participant in the RECOVERY study is an important step towards achieving this goal,” said Seth Lederman, M.D., Tonix's President and Chief Executive Officer. “We believe the innovative design features of the RECOVERY study, which are based on careful analyses of data from our prior PTSD trials, in addition to FDA feedback, may increase the probability of success of the RECOVERY study. We look forward to progressing enrollment and to anticipated topline results in the first half of next year."

About the Phase 3 RECOVERY Study

The RECOVERY study is a double-blind, randomized, placebo-controlled study evaluating the efficacy and safety of Tonmya 5.6 mg over 12 weeks of treatment for civilian and military-related PTSD. The study is designed to enroll approximately 250 participants across approximately 30 clinical sites in the U.S. Enrollment will be restricted to individuals with PTSD who experienced an index trauma within nine years of screening. The primary efficacy endpoint will be the mean change from baseline in the severity of PTSD symptoms as measured by the Clinician-Administered PTSD Scale for DSM-5 (CAPS-5) between those treated with Tonmya and those receiving placebo. The CAPS-5 is a standardized structured clinical interview and serves as the standard in research for measuring the symptom severity of PTSD. Earlier versions of the CAPS were used to support the approval of the two currently marketed PTSD treatments.

About Posttraumatic Stress Disorder

PTSD can develop from witnessing or experiencing a traumatic event in which there was the severe threat of, or actual occurrence of, grave physical harm or death. PTSD affects approximately 12 million Americans and is a chronic and severely debilitating condition in which patients re-experience the horrific traumas that resulted in the condition in the forms of intrusive memories, flashbacks, and nightmares. PTSD typically is characterized by disrupted sleep, anxiety, agitation, avoidance, emotional numbness and estrangement from family and friends, guilt or negative beliefs about self, and sometimes is associated with clinical depression and suicidal thinking. Individuals who suffer from PTSD usually have significant impairment in social functioning, occupational disability, and an overall poor quality of life. PTSD is sometimes associated with substance abuse and unpredictable violent or suicidal behaviors.

 About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering and developing pharmaceutical products to treat serious neuropsychiatric conditions and biological products to improve biodefense through potential medical counter-measures. Tonix’s lead program is for the development of Tonmya, which is in Phase 3 development as a bedtime treatment for PTSD. Tonix is also developing TNX-102 SL as a bedtime treatment for fibromyalgia and agitation in Alzheimer’s disease under separate INDs to support potential pivotal efficacy studies. The agitation in Alzheimer’s disease IND has been designated a Fast Track development program by the FDA. TNX-601 (tianeptine oxalate) is in the pre-IND application stage, also for the treatment of PTSD but using a different mechanism from TNX-102 SL and designed for daytime dosing. TNX-601 is also in development for a potential indication -neurocognitive dysfunction associated with corticosteroid use. Phase 1 clinical study of TNX-601 selected oral formulation will be conducted outside of the U.S. in 2019. Tonix’s lead biologic candidate, TNX-801, is a potential smallpox-preventing vaccine based on a live synthetic version of horsepox virus, currently in the pre-IND application stage.

*Tonmya has been conditionally accepted by the U.S. Food and Drug Administration (FDA) as the proposed trade name for TNX-102 SL (cyclobenzaprine HCl sublingual tablets) for the treatment of PTSD. TNX-102 SL is an investigational new drug and has not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2018, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 980-9159

Scott Stachowiak (media)

Russo Partners

scott.stachowiak@russopartnersllc.com

(646) 942-5630

Peter Vozzo (investors)

Westwicke Partners

peter.vozzo@westwicke.com

(443) 213-0505